Exhibit 99.1
BeiGene Announces New Chief Financial Officer, Julia Wang
Current CFO and Chief Strategy Officer Howard Liang, Ph.D. to Retire from BeiGene in June
CAMBRIDGE, Mass. and BEIJING, China -- March 30, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines, today announced that Julia Wang has been appointed as Chief Financial Officer, effective June 30, 2021. Ms. Wang will succeed Howard Liang, Ph.D., who previously announced his intention to retire from BeiGene and will stay on through June 30 to ensure an orderly transition.

Ms. Wang has extensive global finance experience across the biotech, pharmaceutical, medical device, diagnostic, and consumer products industries. She joined BeiGene in June 2020 as Senior Vice President, Enterprise Optimization and Deputy CFO, based in the Company’s Cambridge, MA office, and has been instrumental in driving value creation through partnering across the organization and optimizing resource allocation while elevating the leadership of the Finance function. In connection with the CFO transition, Angus Grant, Ph.D., Chief Business Executive, will oversee the Company’s strategy teams.

“Julia has had an important impact and been an integral member of our executive team since joining BeiGene nearly a year ago. We are fortunate to have her deep expertise in leading financial operations as we become a larger organization with thousands of colleagues and extensive operations around the world,” commented John V. Oyler, Co-Founder, Chief Executive Officer, and Chairman of BeiGene. “We are grateful to have had Howard’s service since 2015, as a dedicated, insightful leader and friend. We wish him the best and thank him for his many contributions, including the ongoing transition of his responsibilities.”

“I am humbled by the opportunity to serve as CFO of BeiGene, as we look to transform the biotechnology industry by creating impactful medicines that will be affordable and accessible to far more patients around the world,” commented Ms. Wang. “Our commitment to serve patients resonates throughout the company in the work we do each day. I aim to build on the solid foundation that Howard has established for BeiGene as a dual-listed, commercial-stage growth company, with resources that allow us to continue to invest in our business as we endeavor to accomplish our critical mission.”

Prior to joining BeiGene, Ms. Wang served as Senior Vice President, Global Business Finance and Corporate Planning at Alexion Pharmaceuticals. Prior to that she held leadership positions at Quest Diagnostics, including Vice President of U.S. Regional Finance and Enterprise Commercial, and Vice President of Finance, Value Creation. Before Quest, Ms. Wang held senior leadership roles at Johnson & Johnson (J&J) as CFO of various operating businesses, including Xian-Janssen, J&J’s pharmaceutical business in China. Previously, she also led finance initiatives at PepsiCo.

Ms. Wang earned her MBA from Fuqua School of Business at Duke University and her BA in British Language and Literature from Shandong Normal University.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 5,400+ employees around the world are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology medicines: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market additional oncology products in China licensed from Amgen Inc.; Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company; and EUSA Pharma; and have entered a collaboration with Novartis Pharma AG for Novartis to develop, manufacture and commercialize tislelizumab in North America, Europe, and Japan. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s ability and drive to bring innovative medicines more affordably to patients around the world and have a sustained impact the biotechnology industry. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com